EXHIBIT 8.2     DRAFT OPINION OF FONTANELLA AND BABITTS RE: STATE TAX MATTERS

              [LETTERHEAD OF FONTANELLA AND BABITTS APPEARS HERE]

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Board of Directors
West Essex Bank, FSB
417 Bloomfield Avenue
Caldwell, New Jersey 07006

Re: New Jersey Tax Opinion relating to Reorganization of the West Essex Bank, FSB (the "Bank") from a federally-chartered mutual savings bank to a two tier mutual holding company structure in which the Mutual Company, Bancorp, and Stock Bank will be chartered and regulated by the OTS.

Gentlemen:

You have requested our opinion relating to the New Jersey tax consequences of the proposed reorganization adopted by the Board of Directors of the Bank, on March 18, 1998, of the Bank to a two tier mutual holding company structure in which the Mutual Company, Bancorp, and Stock Bank will be chartered and regulated by the OTS.

The proposed transaction and its federal income tax consequences are described in an opinion letter from Muldoon, Murphy & Faucette dated __________________, (the "Federal Opinion Letter"). The facts, assumptions, and representations set forth in the Opinion Letter and the federal tax consequences set forth in the Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

SUPPLEMENTAL REPRESENTATIONS
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In addition to the facts, assumptions, and representations set forth in the Federal Opinion letter, you have provided the following additional representations concerning the Reorganization.

1. The Bank is subject to and has been filing returns and paying tax under the New Jersey Savings Institution Tax Act, N.J.S.A.54:01D-1, et seq. (the "SIT").

2. The transfer of tangible personal property by the Bank to the Stock Bank, in connection with the Reorganization, will not be in the ordinary course of the Bank's business and will be in exchange solely for the common stock of the Stock Bank.

3. The real property transferred by the Bank to the Stock Bank in connection with the Reorganization will not be subject to any mortgage, lien or encumbrance.

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Board of Directors
West Essex Bank, FSB


                                    OPINION
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Based solely on the facts, assumptions, and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the Reorganization occurs in accordance with the Plan of Reorganization, it is our opinion that:

1. To the extent that consummation of the Reorganization will not result in the recognition of gain or loss by the Bank and other transferors and will otherwise qualify as "tax free" under the Internal Revenue Code of 1986, as amended (the "Code"), all as more fully described in the Federal Opinion Letter, consummation of the Reorganization will not result in any additional tax liabilities under the SIT.

     Except for certain state adjustments under the SIT which are not impacted by consummation of the Reorganization, the SIT is imposed on a taxpayer's net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions N.J.S.A.54:10D-2(d). Accordingly, since the SIT is based on federal taxable income, the nonrecognition events, carryovers, and tax-free exchanges under federal income tax law resulting from the Reorganization, all as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the SIT.

2. The transfer by the Bank of substantially all of its assets and liabilities in exchange for common stock of the Stock Bank will not result in any liability under the New Jersey Sales and Use Tax Act, N.J.S.A.54:32B-1 et seq. (the "Sales and Use Tax").

     The Sales and Use Tax specifically exempts, as a taxable transaction, the transfer of tangible personal property to a corporation upon its organization in consideration for the issuance of its stock.N.J.S.A.54:32B-2(e)(4)(E).

3. For New Jersey income tax purposes, the Bank's depositors will recognize no gain or loss by reason of the Reorganization.

4. It is uncertain whether the transfer of real property by the Bank to the Stock Bank, in connection with the Reorganization, will subject the transfer of such real property to the New Jersey Realty Transfer Fee law, N.J.S.A.46:15-5 et seq. (the "Realty

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Board of Directors
West Essex Bank,FSB


     Transfer Fee"). The Realty Transfer Fee is a fee on the transfer of real property which must be paid as a prerequisite for the recording of all deeds for non-exempt realty transfers. It is imposed on the grantor at the rate of $1.75 for each $500 in consideration or fraction thereof. For each $500 in consideration, in excess of $150,000, the Realty Transfer Fee rises to $2.50 per $500 consideration. "Consideration" is equal to the actual amount of money and the "monetary value of any other thing of value" constituting the compensation paid or to be paid for the transfer of title. Included in the definition of consideration is the amount of any mortgage, lien, or other encumbrance to which the transfer is subject or which is to be assumed or agreed to be paid by the grantee. N.J.S.A.46:15-5(C) and N.J.S.A.46:15-7.

New Jersey may take the position that the common stock of the Stock Bank received by the Bank in exchange for the real property transferred by the Bank to the Stock Bank in connection with the Reorganization constitute consideration under the Realty Transfer Fee. New Jersey would consider the value of the consideration to be the assessed value of the transferred real property for local property tax purposes.

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Since this letter is provided in advance of the closing of the transactions contemplated by the Reorganization, we have assumed that such transactions will be consummated in accordance with the Plan of Reorganization, as well as the information and representations referred to herein. Any change in the Reorganization could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current New Jersey tax law, including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Reorganization under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Reorganization which are not specifically covered by the items set forth in this opinion letter.



                                              Very truly yours,



                                              Fontanella and Babitts